FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (the "Amendment") is made and entered into as of the 15th day of May, 2000, by and among MERCHANTONLINE.COM, INC., a Florida corporation ("Merchant"), INNOVONICS, INC., an Arizona corporation ("Target"), INNOVONICS ACQUISITION CORP., an Arizona corporation that is a wholly owned subsidiary of Merchant ("Newco") and Dereck B. Clark (collectively, the "parties").

                                 R E C I T A L S

         A. The parties are signatories to that certain Agreement and Plan of Reorganization, dated April 24, 2000 (the "Agreement"), pursuant to which Newco will merge with and into Target in a reverse triangular merger (the "Merger"), with Target to be the surviving corporation of the Merger.

         B. The parties desire to amend and modify certain of the terms of the Agreement as set forth herein.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the foregoing, and consummation of the Agreement, the parties hereto do hereby agree as follows:

1. Terms not defined herein shall have the meanings set forth in the Agreement.

2. Section 1.2 of the Agreement is amended in its entirety to read as follows:

                  1.2 CONVERSION OF SHARES.

                      1.2.1 CONVERSION OF NEWCO COMMON STOCK. The shares of the Common Stock of Newco, no par value, which are issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for a total of 1,805,324 fully paid and non-assessable shares of the Common Stock of Target (the "Surviving Corporation"), so that after giving effect to such conversion and exchange, immediately following the Effective Time, 90.1% of the outstanding shares of the Surviving Corporation will be held by Merchant and the Retained Target Shares (as defined in Section 1.2.3 below) will represent 9.9% of the shares of the Surviving Corporation then outstanding.

                      1.2.2 CONVERSION OF TARGET COMMON STOCK. Each share of the Common Stock of Target, no par value (the "Target Common Stock") issued and outstanding immediately prior to the Effective Time (other than the Retained Target Shares and the Dissenting Shares, as defined in Section 1.2.4 below) will, by virtue of the Merger and at the Effective Time, and without any action on the part of any holder thereof, be canceled and converted into the right to receive a number of shares of validly issued, fully paid and non-assessable Common Stock, $0.001 par value, of Merchant ("MRTO Common Stock"), determined in accordance with the "Conversion Ratio," as defined below. The Conversion Ratio is the quotient determined by dividing (i) 10,000,000 by (ii) the sum of (x) the

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number of all shares of Target Common Stock outstanding immediately prior to the
Effective Time, minus (y) the Retained Target Shares, and (z) plus all shares of Target Common Stock issuable (as determined immediately prior to the Effective
Time) upon the exercise of all outstanding Target Options (as defined in Section
1.3 below), but excluding 161,000 and 30,000 shares of Target Common Stock issuable on the exercise of Target Options held by Dereck Clark and Ronald
Smith, respectively (the "Terminating Options"), that will terminate as of the Closing (as defined in Section 5.1 below) and any other Target Options not exercised prior to, and which will terminate as of, the Closing. If there are no Dissenting Shares and no Target Options are exercised prior to the Closing, and no Target Options other than the Terminating Options terminate upon the Closing, then shares of MRTO Common Stock would be issued on conversion of outstanding shares of Target Common Stock as set forth in Schedule 2.2(a) attached hereto.

                      1.2.3 RETAINED TARGET SHARES. 198,365 shares of Target Common Stock held by Dereck and Irene Clark (the "Retained Target Shares") will remain outstanding, unaffected by the Merger, and will be retained by Dereck and Irene Clark following the Effective Time. The Retained Target Shares will represent 9.9% of the shares of Target Common Stock issued and outstanding immediately prior to the Effective Time.

                      1.2.4 DISSENTING SHARES. Holders of shares of Target Common Stock who have complied with all requirements for perfecting dissenters' rights as set forth in Sections 10-1321 and 10-1323 of the Arizona Law shall be entitled to exercise rights with respect to the shares as to which such rights have been perfected (the "Dissenting Shares"), to the extent provided in the Arizona Law. Dissenting Shares will not be converted into shares MRTO Common Stock in the Merger. Shares of Target Common Stock that are outstanding immediately prior to the Effective Time and with respect to which dissenters' rights under the Arizona Law may be, but have not yet been, perfected, will, if and when such dissenters' rights can no longer be legally perfected or exercised under the Arizona Law, be converted into shares of MRTO Common Stock as provided in Section 1.2.2 above.

                      1.2.5 FRACTIONAL SHARES. No fractional shares of MRTO Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of Target Common Stock who would otherwise be entitled to receive a fraction of a share of MRTO Common Stock will, by virtue of the Merger and at the Effective Time, and without any action on the part of such holder thereof, receive a number of shares of MRTO Common Stock rounded up to the nearest whole number. The fractional interests of each holder of Target Common Stock (each a "Target Stockholder" and collectively the "Target Stockholders") will be aggregated so that no Target Stockholder will receive, by virtue of rounding the number of shares of MRTO Common Stock received hereunder to the next highest whole number, more than one additional full share of MRTO Common Stock.

3. Section 1.4 of the Agreement is amended in its entirety to read as follows:

                  1.4 ADJUSTMENTS FOR CAPITAL CHANGES. If prior to the Merger, Merchant or Target recapitalizes either through a split-up of its outstanding shares into a greater number, or through a combination of its outstanding shares into a lesser number, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of another class, or declares a dividend on its outstanding shares

                                      -2-
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payable in shares or securities convertible into shares, the number of shares of
MRTO Common Stock into which shares of Target Common Stock are to be converted, and the number of shares of Target Common Stock that will constitute Retained Shares, will be adjusted appropriately so as to maintain the proportionate interests of the stockholders and optionholders of Target and Merchant in the outstanding equity of Merchant immediately following the Merger as contemplated by this Agreement.

4. Section 1.6(d) of the Agreement is amended in its entirety to read as follows:

                  (d) The directors of the Surviving Corporation will be the directors of Newco as in place immediately prior to the Effective Time. The officers of the Surviving Corporation will be the officers of Target as in place immediately prior to the Effective Time.

5. Section 6.6 of the Agreement is amended in its entirety to read as follows:

                  6.6 EXECUTION OF EMPLOYMENT AGREEMENTS. On or before the Closing Date, Dereck Clark, Ronald Smith and Susan Romanik shall have entered into Employment Agreements with Target in a form approved by the signatories thereto and Merchant. The employment agreement for Mr. Clark will include the grant of options to purchase 2,000,000 shares of Merchant's Common Stock, exercisable at a price of $2.94 per share, with 400,000 of such options to vest immediately and remaining 1,600,000 options to vest at a rate of 25% of the option shares annually on the anniversary of each of the four years commencing from the date of such agreement. The employment agreement for Mr. Smith will include the grant of options to purchase 160,000 shares of Merchant's Common Stock, exercisable at a price of $2.94 per share, with 40,000 of such options to vest immediately and remaining 120,000 options to vest at a rate of 25% of the option shares annually on the anniversary of each of the four years commencing from the date of such agreement. The employment agreement for Ms. Romanik will include the grant of options to purchase 60,000 shares of Merchant's Common Stock, exercisable at a price of $2.94 per share, to vest at a rate of 20% of the option shares annually on the anniversary of each of the five years commencing from the date of such agreement.

6. Section 9.1 of the Agreement is amended in its entirety to read as follows:

                  9.1 REGISTRABLE SECURITIES. As used herein the term "Registrable Securities" means (i) the shares of MRTO Common Stock issued pursuant to Section 1.2 of this Agreement, (ii) the Additional MRTO Shares, if any, issued pursuant to Section 10.1 below, (iii) shares of MRTO Common Stock issued to the Clarks for the Put Shares pursuant to Section 10.3 below, and (iv) any shares of MRTO Common Stock issuable or issued in respect to any such shares, including any shares issued or issuable upon any stock split, dividend or distribution, or any recapitalization or other similar event, provided, however, that with respect to any particular Registrable Security, a security shall cease to be a Registrable Security when (x) it has been effectively registered under the Securities Act, and disposed of pursuant thereto, (y) registration under the Securities Act is no longer required for the immediate public distribution of such security without restriction, and any restrictive legends with respect thereto may be removed, or (z) it has ceased to be outstanding. In the event of any merger, reorganization, consolidation, recapitalization or other change in corporate structure affecting the MRTO

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Common Stock, such adjustment shall be made in the definition of "Registrable
Securities" as is appropriate in order to prevent any dilution or enlargement of the rights granted pursuant to this Agreement.

7. Section 10.1(c) of the Agreement is amended in its entirety to read as follows:

                  (c) The "Average Price" means the average of the closing or last sale price for the 20 trading days ending of the Adjustment Date on the principal market or exchange on which the MRTO Common Stock is then traded. The "Aggregate Value" means 10,000,000 times the Average Price.

8. Section 10.4 of the Agreement is amended in its entirety to read as follows:

                  10.4 RIGHT TO REACQUIRE TARGET. The Target Stockholders shall have the right to acquire all outstanding shares of Target Common Stock in exchange for the MRTO Common Stock issued in this transaction if (i) prior to the second anniversary of the Closing Date, Merchant shall (w) file a bankruptcy proceeding (or have a bankruptcy action filed against it which is not dismissed within 60 days), (x) cease operations or become insolvent, (y) be delisted, for a period equal to at least ten (10) days, from Nasdaq National Market, the OTC Bulletin Board or other public exchange on which Merchant's Common Stock then trades, or (z) be subject to an event which materially adversely affects the Surviving Corporation or Merchant and which would significantly adversely affect the Surviving Corporation's business; or (ii) Merchant does not fulfill its obligations under Sections 10.5 or 10.6. If the Target Stockholders exercise such right and have sold MRTO Common Stock, they shall be required to pay Merchant $2.50 for each share of MRTO Common Stock not returned.

9. Schedules 2.2 and 2.2(a) of the Agreement are amended in their entirety and replaced with the Schedules 2.2 and 2.2(a) hereto.

10. Although Newco was not duly formed on the date of the Agreement, it hereby confirms its obligations under the Agreement, as amended hereby, in all respects.

11. All terms not modified by this Amendment shall remain in full force and effect.

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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above. This Amendment may be executed in counterparts, all of which together shall constitute one and the same instrument.

                                            INNOVONICS, INC.,
                                            an Arizona corporation

                                            By:  /s/ DERECK B. CLARK
                                            -----------------------------------
                                            Dereck B. Clark, President

                                            MERCHANTONLINE.COM, INC.,
                                            a Florida corporation

                                            By:  /s/ TAREK KIRSCHEN
                                            -----------------------------------
                                            Tarek Kirschen, President

                                            INNOVONICS ACQUISITION CORP.
                                            an Arizona corporation

                                            By:  /s/ TAREK KIRSCHEN
                                            -----------------------------------
                                            Tarek Kirschen, President

                                                 /s/ DERECK B.CLARK
                                            -----------------------------------
                                            Dereck B. Clark,individually and in
                                            his capacity as Target
                                            Stockholder Representative

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         The undersigned, as a holder of a Terminating Option, as defined in
Section 1.2.2 above, agrees that such option will not be exercised prior to the Closing and that, as provided in Section 1.2.2 above, effective as of the Closing, such Terminating Option will be terminated and be of no further force and effect. The undersigned is not to be considered a party to the Amendment for any other purposes.



/s/ RONALD SMITH
----------------
Ronald Smith

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                            SCHEDULES 2.2 AND 2.2(A)